EXHIBIT 99.2

                    PRESS RELEASE OF ALPENA BANCSHARES, INC.

FOR IMMEDIATE RELEASE
March 29, 2005

Contact:     Martin A. Thomson
             President and Chief Executive Officer
             Alpena Bancshares, Inc.
             (989) 356-9041


        Alpena Bancshares, Inc. Updates Share Total and Exchange Ratio in
                   Second-Step Conversion and Stock Offering

Alpena, Michigan - Based on final order totals, Alpena Bancshares, Inc. (the "Company") updated the number of shares First Federal of Northern Michigan Bancorp, Inc. expects to sell in the second-step conversion and stock offering to 1,699,869 shares at a purchase price of $10.00 per share. The ratio of First Federal of Northern Michigan Bancorp, Inc. shares that will be exchanged for each share of existing Company common stock was also updated to 1.8477. The updated share total and exchange ratio supercede those announced by the Company in its March 24, 2005 press release.

This press release contains forward-looking statements about the total shares outstanding following the completion of the transactions. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that might cause such differences include, but are not limited to, delays in completing the transaction and changes in the securities markets.